EXHIBIT 24

POWER OF ATTORNEY

KNOW EVERYONE BY THESE PRESENTS, that each director whose signature appears below  hereby constitutes and appoints, jointly and severally, Bruce G. Kelley and Mark E. Reese, or either of them (with full power to each of them to act alone) as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him or her in any and all capacities related to signing and filing an S-3 Registration Statement associated with a post-effective amendment to EMC Insurance Group Inc.’s current Dividend Reinvestment and Common Stock Purchase Plan, and any or all amendments thereto, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this 31st day of October, 2008.

/s/ Margaret A. Ball	/s/ George C. Carpenter III
Margaret A. Ball, Vice Chair of the Board of Directors	George C. Carpenter III, Chair of the Board of Directors

/s/ David J. Fisher	/s/ Robert L. Howe
David J. Fisher, Director	Robert L. Howe, Director

/s/ Bruce G. Kelley	/s/ Raymond A. Michel
Bruce G. Kelley, President, CEO, and Director	Raymond A. Michel, Director

/s/ Gretchen H. Tegeler
Gretchen H. Tegeler, Director

October 31, 2008